Exhibit 99.(h)(9)

AMENDMENT TO

FUND ACCOUNTING AGREEMENT

This AMENDMENT to FUND ACCOUNTING AGREEMENT (the “Amendment”) made as of July 1, 2015 between CAVANAL HILL FUNDS, formerly known as American Performance Funds, a Massachusetts business trust (the “Trust”) and CITI FUND SERVICES OHIO, INC., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Fund Accounting Agreement, dated July 1, 2004, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain fund accounting services for each investment portfolio of the Trust (individually a “Fund” and collectively the “Funds”);

WHEREAS, Citi and the Trust wish to enter into this Amendment to the Agreement in order to extend the term of the Agreement and revise the fees;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.           Term.

In Section 6, all references to “June 30, 2015, shall be amended to be “June 30, 2018”.

2.           Fees.

Schedule B of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule B.

3.           Representations and Warranties.

(a)           The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)           Citi represents that it has full power and authority to enter into and perform this Amendment.

4.            Miscellaneous.

(a)          This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment. Except as set forth herein, the Agreement shall remain in full force and effect.

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(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CAVANAL HILL FUNDS

By :	/s/ James L. Huntzinger

Name:	James L. Huntzinger

Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jay Martin

Name:	Jay Martin

Title:	President

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SCHEDULE B

TO THE FUND ACCOUNTING AGREEMENT

FEES AND EXPENSES

For the Services provided by Citi hereunder the Trust shall pay Citi on the first business day of each month, or as otherwise set forth below, fees for fund accounting services determined at the annual rates set forth below.

Asset-Based Annual Fee

0.0225% of the first $2 billion in aggregate net assets of all Funds, plus

0.015% of the next $2 billion in aggregate net assets of all Funds, plus

0.01% of the aggregate net assets of all Funds in excess of $4 billion.

Minimum Fee

In addition, there shall be an annual minimum fee for the Funds. The annual minimum fee (calculated and payable monthly) shall equal the product of the number of Funds multiplied by $50,000 (the “Annual Minimum Fee”). Should the amount of fees (excluding expenses or other out of pocket costs) payable to Citi hereunder for a calendar month be less than the Annual Minimum Fee divided by twelve (12), then the Trust shall pay Citi the difference.

Fair Value Support Services

As compensation for Fair Value Support Services, Citi shall receive the following annual servicing fee for each Fund that the Trust designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Citi hereunder, as follows:

Annual Fee:

For each Fund with less than 200 securities:	$5,000
For each Funds with at least 200 securities:	$7,500

(The Annual Fee is to be billed in equal monthly installments)

The foregoing fees do not include out of pocket costs. Citi shall also be reimbursed by the Trust for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to Citi for use in valuing the portfolio holdings of a specific Fund or Funds.

Allocation

For the avoidance of doubt, all fees set forth above, including the Additional Fund Fee and Class Fee, shall be allocated and paid by all Funds.

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Out of Pocket Expenses and Miscellaneous Charges

The out of pocket expenses and miscellaneous services fees and charges provided for under this Agreement are not included in the above fees and shall also be payable to Citi in accordance with the provisions of this Agreement.

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